EXHIBIT 10.1

STRATEGIC SALES & MARKETING AGREEMENT

THIS STRATEGIC SALES & MARKETING AGREEMENT (the “Agreement”) is effective as of the last date provided for on the signature page and is entered into by and between Cameron Ehlen Group, Inc., a Minnesota corporation doing business as Precision Lens, having its principal place of business at 5715 W. Old Shakopee Road, Suite 150, Bloomington, MN 55437 (“Precision Lens”) and Imprimis Pharmaceuticals, Inc., a Delaware corporation, and its subsidiaries, having its principal place of business at 12264 El Camino Real, Suite 350, San Diego, CA 92130 (“Imprimis”).

WHEREAS, Imprimis and/or its subsidiary companies are licensed and accredited pharmacies and/or outsourcing facilities;

WHEREAS, Precision Lens is a company that provides eye care products and services; and

WHEREAS, Imprimis wishes to engage Precision Lens and its employees to provide contract sales services under the terms and conditions as set forth below.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Precision Lens and Imprimis agree, intending to be legally bound, as follows:

1.	Sales Representation Services.

1.1.	Precision Lens will provide sales representation services to Imprimis during the Term of this Agreement (Precision Lens and its sales representatives may be referred to collectively hereinafter as Precision Lens). The sales representation services (“Services”) are set forth in the Statement of Work (“SOW”) that is attached hereto as Appendix A and made a part hereof, as it may be amended from time to time by the parties hereto.

1.2.	Precision Lens represents and warrants to Imprimis that: (a) Precision Lens has the required skill, experience and qualifications to perform the Services, shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner; and (b) Precision Lens shall perform the Services in compliance with all applicable federal, state and local laws and regulations.

2.	Effective Date; Term and Termination.

2.1.	This Agreement shall be effective on the later of the dates that it is executed by Imprimis and Precision Lens (the “Effective Date”) and shall terminate pursuant to the terms of the SOW (the “Term”).

2.2.	Precision Lens shall immediately cease to provide any further Services under this Agreement and/or any applicable SOW upon receipt of notice from Imprimis that Imprimis is terminating this Agreement and/or such SOW. Upon termination of this Agreement and/or such SOW, Precision Lens shall be entitled to payment for Services completed prior to such termination. Thereafter, Imprimis shall owe Precision Lens no further amounts or obligations in law or equity.

3.	Sales Commissions. In consideration of the Services provided hereunder, Imprimis shall pay Precision Lens sales commissions (“Sales Commissions”) as set forth in the SOW. Precision Lens shall be responsible for all expenses incurred in association with performance of the Services.

4.	Sales Commission Payment. Within sixty (60) days after the end of each calendar quarter during the Term, Imprimis shall deliver to Precision Lens a report setting forth for such calendar quarter the calculation of the applicable Sales Commission due under this Agreement for the sale of the Products (as defined in the SOW). Imprimis shall remit the total Sales Commission payments due for the sale of Products during such calendar quarter at the time such report is made.

5.	Ownership of Intellectual Property / Inventions / Work Product. Precision Lens agrees that it shall disclose promptly to Imprimis all inventions, ideas, concepts, and discoveries, including but not limited to processes, methods, formulas, biological materials, specimens, chemical compounds, formulations, software, data, techniques, products, applications, systems, procedures, technical information, drawings, reports and designs as well as improvements and modifications thereof and know-how thereto (whether or not protectable by copyright, patent, trademark, trade secret or any other proprietary rights), that it makes, conceives of, discovers or develops as a result of providing the Services or that arise from the Confidential Information (as defined in the Confidentiality Agreement referenced in Section 6 below), as well as the deliverables required under the SOW (collectively “Work Product”). Precision Lens agrees that all Work Product shall be the sole and exclusive property of Imprimis.

5.1.	Precision Lens represents and warrants that all Work Product is and shall be Precision Lens’s original work (except for material in the public domain or provided by Imprimis) and, to the best of Precision Lens’s knowledge, does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

5.2.	Precision Lens agrees that any Work Product, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”). If and to the extent that any Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, Precision Lens agrees to assign, and by this Agreement and Precision Lens’s signature below, Precision Lens hereby does assign to Imprimis all right, title and interest in and to Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all other proprietary rights in Work Product.

5.3.	Precision Lens agrees that, at the request of Imprimis, Precision Lens will execute all such documents and perform all such acts as Imprimis or its duly authorized agents may reasonably require: (a) to effect the assignment of Work Product as agreed above; (b) to apply for, obtain, and vest in the name of Imprimis alone patents, patent applications, copyrights or other intellectual property rights in any country and (c) at Imprimis’ expense, to assist Imprimis in prosecuting any such rights.

5.4.	Precision Lens agrees that promptly upon termination of this Agreement, Precision Lens shall deliver to Imprimis all Work Product, either completed or uncompleted, and any documents, reports and other materials which are in Precision Lens’s possession in connection with the performance of Services under this Agreement.

6.	Confidentiality. Concurrently with this Agreement, the parties shall enter into a confidentiality agreement (the “Confidentiality Agreement”), a copy of which has been attached hereto as Exhibit A, which shall govern the confidentiality of any Confidential Information (as defined in the Confidentiality Agreement) disclosed between the parties. In addition, members of the Sales Team (as defined in the SOW) shall, at Imprimis’ request and in Imprimis’ sole discretion, execute separate Confidentiality Agreements and, if given access to patient health information, “Business Associate Agreements” as required by the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

7.	Conflicts of Interest.

7.1.	Precision Lens represents and warrants that Precision Lens is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Precision Lens represents and warrants that Precision Lens’s performance of all the terms of this Agreement will not (a) breach any agreement to keep in confidence proprietary information acquired by Precision Lens in confidence or in trust prior to commencement of this Agreement, or (b) breach any other agreement with any third party. Precision Lens warrants that Precision Lens has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Precision Lens has gained from third parties, and which Precision Lens discloses to Imprimis or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Precision Lens agrees that Precision Lens shall not bundle with or incorporate into any deliveries provided to Imprimis herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of Imprimis. Precision Lens represents and warrants that Precision Lens has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Precision Lens’s obligations under this Agreement. Precision Lens will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services.

7.2.	Subject to the SOW, Imprimis acknowledges that Precision Lens may perform services for other clients. Precision Lens represents and warrants that as of the Effective Date, there is no conflict of interest which would prevent Precision Lens from performing the Services for Imprimis, and that Precision Lens is not under any legal or contractual relationship with any third party which is inconsistent with any provision of this Agreement. During the Term of this Agreement, Precision Lens will not to enter into any other agreement or arrangement that will directly or indirectly compete with the Services to be rendered hereunder, as such agreement shall be considered a breach of this Agreement. In the event that Precision Lens becomes aware of any potential or actual conflicts of interest regarding the provision of the Services, Precision Lens shall promptly disclose the fact and nature of such conflict to Imprimis.

8.	Debarred Person. Precision Lens hereby certifies that Precision Lens is not currently nor has been debarred by the U.S. Food and Drug Administration pursuant to 21 USC §335a(a) or (b), or under any similar law or regulation by the European Medicines Evaluation Agency or any other national or regulatory authority or agency. If Precision Lens becomes aware that Precision Lens is or becomes the subject of any debarment or similar proceedings in any jurisdiction, then Precision Lens shall promptly notify Imprimis.

9.	Compliance with Laws and Quality Standards. As further outlined in the SOW, Precision Lens and its employees shall conduct all activities under this Agreement or relating to the Products in accordance with all applicable laws and regulations and all quality standards, protocols and systems established by Imprimis from time to time therefor.

10.	Independent Contractor. The relationship of Precision Lens and its employees (collectively Precision Lens) to Imprimis shall be that of an independent contractor rendering professional services. Precision Lens is not an employee of Imprimis. Nothing contained in this Agreement shall be deemed to create a relationship of employer and employee or principal and agent between Imprimis and Precision Lens. In no circumstance shall Precision Lens look to Imprimis as Precision Lens’s employer, partner, agent or principal. In further demonstration of Precision Lens’s independent Precision Lens status, Precision Lens and Imprimis agree as follows:

10.1.	No Benefits, Etc. Precision Lens shall have no authority to execute contracts or make commitments on behalf of Imprimis or assume any obligation or liability on behalf of Imprimis or to negotiate with third parties regarding any matters relating to Imprimis and its business. Precision Lens has the right to perform services for others during the term of this Agreement. Precision Lens shall not receive any training from Imprimis in the skills necessary to perform the Services required by this Agreement. Imprimis shall not require Precision Lens to devote full time to performing the Services required by this Agreement. Precision Lens shall not be entitled to participate in any of the benefit, welfare, bonus or incentive plans maintained by Imprimis for its employees. Precision Lens’s exclusion from benefit programs maintained by Imprimis is a material component of the terms of compensation negotiated by the parties, and is not premised on Precision Lens’s status as a non-employee with respect to Imprimis. To the extent that Precision Lens may become eligible for any benefit programs maintained by Imprimis, Precision Lens hereby waives Precision Lens’s right to participate in such programs. Imprimis shall not make any state or federal unemployment compensation payments on behalf of Precision Lens, and Precision Lens shall not be entitled to these benefits in connection with Services performed under this Agreement. Precision Lens will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, state and federal unemployment benefits.

10.2.	Taxes & Expenses. Precision Lens shall be responsible for all tax payments due from him in accordance with federal, state, city, county and other local tax laws, including all applicable income taxes. Under no circumstances will Imprimis: (a) withhold FICA (Social Security and Medicare taxes) from Precision Lens’s payments or make FICA payments on Precision Lens’s behalf; or (b) withhold state or federal income taxes from Precision Lens’s payments. Precision Lens shall be responsible for all expenses incurred while performing Services under this Agreement, including without limitation (i) insurance premiums (ii) license fees and all expense incurred with respect to license fees; and (iii) all memberships and dues.

11.	Tax Indemnity. Precision Lens agrees to indemnify and hold harmless Imprimis from any and all claims or demands under the Internal Revenue Code of 1986, as amended, or any state or local tax law or ordinance in respect of any failure of Imprimis to withhold income tax, FICA or any other tax from the Sales Commissions paid to Precision Lens, including any interest or penalties relating thereto and any costs or expenses incurred in defending such claims.

12.	Indemnification and Insurance.

12.1.	Each party shall indemnify and hold harmless the other party, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from the breach of any representation, warranty or covenant by the breaching party under this Agreement.

12.2.	Insurance. Each party shall maintain insurance, including comprehensive or commercial general liability and products liability insurance (contractual liability included), with respect to its activities under this Agreement in such amounts and with such limits as reasonable and customary in the industry, but with limits not less than the following: (a) each occurrence, one million dollars ($1,000,000); (b) products/completed operations aggregate, five million dollars ($5,000,000); (c) personal and advertising injury, one million dollars ($1,000,000); and (d) general aggregate (commercial form only), five million dollars ($5,000,000). Each Party shall maintain such insurance for so long as it continues its activities under this Agreement, and thereafter for so long as it customarily maintains insurance for itself covering similar activities.

13.	Assignment. Precision Lens shall not assign this Agreement or any of its rights or privileges without the prior written consent of Imprimis, which consent Imprimis may grant or withhold in its sole discretion. Imprimis may assign this Agreement to any party that agrees to assume this Agreement and all of Imprimis’ duties and obligations thereunder.

14.	Waiver. No waiver of this Agreement or any of its provisions shall be binding upon a party unless in writing and signed by each party. The waiver by either party of a breach or violation of any provision of this Agreement shall not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision.

15.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

16.	Survival. The provisions of Sections 2, 5, 6, 9-21 and any other obligation under this Agreement which is to survive or be performed after termination of this Agreement, regardless of the cause therefor, shall survive any termination or expiration of this Agreement.

17.	Notices. Any notice or other communication required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if (i) hand delivered, (ii) sent by overnight guaranteed delivery service, such as Federal Express or UPS; or (iii) sent by facsimile transmission or electronic mail during addressee’s normal business hours, with a duplicate copy sent by overnight delivery or certified or registered mail (except for any notice of termination which must be sent by method (i) or (ii)), addressed as follows:

If to Precision Lens:	Cameron Ehlen Group, Inc.
5715 W. Old Shakopee Road, Suite 150
Bloomington, MN 55437
Attn: Paul Ehlen, CEO
E-mail:

If to Imprimis:	Imprimis Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, CA 92130
Attn: Mark L. Baum, CEO
Email:

or to such other address or addressee as either party may from time to time designate to the other by written notice. Any such notice or other communication shall be deemed to be given as of the date it is received by the addressee.

18.	Publicity. Neither party nor its Affiliates shall make any public announcements concerning matters regarding this Agreement or the negotiation thereof without the prior written consent of the other party unless such disclosure is required by law, in which case the announcing party shall provide the other party with reasonable notice of such disclosure sufficient to make written comments concerning such disclosure.

19.	Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

20.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding the choice of law rules, and the parties hereby agree to submit to the jurisdiction and venue of the State and Federal courts of the State of California, and agree that the State and Federal courts of the State of California shall be the exclusive forum for the resolution of all disputes related to or arising out of this Agreement.

21.	Entire Agreement; Amendments; Counterparts. This Agreement, including Appendix A, and the Confidentiality Agreement represents the entire agreement between the parties in relation to the subject matter contained herein and supersedes all previous other agreements and representations, whether oral or written. This Agreement may be modified only if such modification is in writing and signed by a duly authorized representative of each party. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*****SIGNATURE PAGE FOLLOWS***

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Strategic Sales & Marketing Agreement to be duly executed in duplicate original on the dates set forth below.

IMPRIMIS PHARMACEUTICALS, INC.		CAMERON EHLEN GROUP, INC.
/b/a Precision Lens

By:	/s/ Mark L. Baum	By:	/s/ Paul Ehlen
	Mark L. Baum		Paul Ehlen
Its:	Chief Executive Officer	Its:	Chief Executive Officer

Date  _________4/13/2017____________                                       Date:_____________ 4/13/2017 ______________________